Exhibit (99.7)

ISSN 1718-8369

V o l u m e 5 , n u m b e r 4	O c t o b e r 8 , 2 0 1 0
AS AT JULY 31, 2010

Highlights for July 2010

❑    Budgetary revenue in July amounts to $5.5 billion, equivalent to last year’s amount. Own-source revenue amounts to $4.2 billion, while federal transfers stand at $1.3 billion.

❑    Program spending rose $143 million in July of this year compared to last year, and stands at $4.8 billion.

❑    Debt service amounts to $585 million, up $91 million compared to July 2009.

❑    A surplus of $69 million was posted in July 2010.

❑    Taking the $54 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $15 million, a decline of $331 million compared to last year.

On the basis of the cumulative results as at July 31, 2010, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.2 billion. For 2010-2011, the forecast deficit is $4.5 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)					(Unaudited data)
					Budget
	July		April to July		2010-2011[1]
						Forecast
						Growth
	2009[2]	2010	2009-2010[2]	2010-2011	2009-2010%
BUDGETARY REVENUE
Own-source revenue	4 195	4 208	16 039	16 935	50 152	5.8
Federal transfers	1 258	1 259	4 991	5 062	15 325	0.6
Total	5 453	5 467	21 030	21 997	65 477	4.5
BUDGETARY EXPENDITURE
Program spending	- 4 613	- 4 756	- 20 688	- 21 149	- 62 561	2.9
Debt service	- 494	- 585	- 2 030	- 2 230	- 6 980	13.4
Total	- 5 107	- 5 341	- 22 718	- 23 379	- 69 541	3.9
NET RESULTS OF CONSOLIDATED ENTITIES[3]	56	- 57	185	350	750	—
Contingency reserve					- 300	—
SURPLUS (DEFICIT)	402	69	- 1 503	- 1 032	- 3 614	—
BALANCED BUDGET ACT
Generations Fund[4]	- 56	- 54	- 191	- 216	- 892	—
Stabilization reserve[5]	—	—	433	—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	346	15	- 1 261	- 1 248	- 4 506	—

1	For comparison purposes, the measures of the $1 051-million plan to return to balanced budgets in the 2010-2011 Budget Plan have been allocated in the accounting items concerned.
2

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

3	These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.
4	The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.
5	The stabilization reserve is used in accordance with the Balanced Budget Act.

Cumulative results as at July 31, 2010

Budgetary balance

❑            For the period from April to July 2010, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.2 billion, equivalent to last year’s amount.

Budgetary revenue

❑            As at July 31, 2010, budgetary revenue amounts to $22.0 billion, $967 million more than as at July 31, 2009.

—           Own-source revenue stands at $16.9 billion, $896 million more than last year.

—           Federal transfers amount to $5.1 billion, up $71 million compared to July 31, 2009.

Budgetary expenditure

❑            Since the beginning of the year, budgetary expenditure amounts to $23.4 billion, an increase of $661 million, or 2.9%, compared to last year.

—           Program spending rose by $461 million, or 2.2%, and stands at $21.2 billion. The most significant changes are in the Health and Social Services ($253 million), Education and Culture ($163 million) and Administration and Justice ($151 million) missions. The forecast increase in program spending for the entire year stands at 2.9%.

—           Debt service amounts to $2.2 billion, up $200 million compared to July 31, 2009.

Consolidated entities

❑            As at July 31, 2010, the net results of consolidated entities show a surplus of $350 million, i.e. $165 million more than last year.

—           Revenue dedicated to the Generations Fund amounts to $216 million.

Net financial requirements

❑            As at July 31, 2010, consolidated net financial requirements stand at $6.5 billion, an increase of $294 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)
	July			April to July
	2009[1]	2010	Change	2009-2010[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	4 195	4 208	13	16 039	16 935	896
Federal transfers	1 258	1 259	1	4 991	5 062	71
Total	5 453	5 467	14	21 030	21 997	967
BUDGETARY EXPENDITURE
Program spending	- 4 613	- 4 756	- 143	- 20 688	- 21 149	- 461
Debt service	- 494	- 585	- 91	- 2 030	- 2 230	- 200
Total	- 5 107	- 5 341	- 234	- 22 718	- 23 379	- 661
NET RESULTS OF CONSOLIDATED ENTITIES	56	- 57	- 113	185	350	165
SURPLUS (DEFICIT)	402	69	- 333	- 1 503	- 1 032	471
Consolidated non-budgetary requirements	- 285	- 708	- 423	- 4 678	- 5 443	- 765
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	117	- 639	- 756	- 6 181	- 6 475	- 294

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)				(Unaudited data)
	July			April to July
			Change			Change
Revenue by source	2009	2010	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 610	1 574	- 2.2	6 145	6 438	4.8
Contributions to Health Services Fund	567	583	2.8	1 901	1 964	3.3
Corporate taxes	300	279	- 7.0	1 172	1 291	10.2
Consumption taxes	1 245	1 255	0.8	4 647	4 993	7.4
Other sources	182	209	14.8	904	919	1.7
Total own-source revenue excluding government enterprises	3 904	3 900	- 0.1	14 769	15 605	5.7
Revenue from government enterprises	291	308	5.8	1 270	1 330	4.7
Total own-source revenue	4 195	4 208	0.3	16 039	16 935	5.6
Federal transfers
Equalization	697	713	2.3	2 785	2 851	2.4
Health transfers	344	355	3.2	1 379	1 421	3.0
Transfers for post-secondary education and other social programs	118	119	0.8	471	477	1.3
Other programs	99	72	- 27.3	356	313	- 12.1
Total federal transfers	1 258	1 259	0.1	4 991	5 062	1.4
BUDGETARY REVENUE	5 453	5 467	0.3	21 030	21 997	4.6

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)				(Unaudited data)

	July			April to July
			Change			Change
Expenditures by mission	2009[1]	2010	%	2009-2010[1]	2010-2011%
Program spending
Health and Social Services	2 353	2 481	5.4	9 505	9 758	2.7
Education and Culture	593	642	8.3	4 875	5 038	3.3
Economy and Environment	749	603	- 19.5	2 836	2 704	- 4.7
Support for Individuals and Families	438	429	- 2.1	1 891	1 917	1.4
Administration and Justice	480	601	25.2	1 581	1 732	9.6
Total program spending	4 613	4 756	3.1	20 688	21 149	2.2
Debt service	494	585	18.4	2 030	2 230	9.9
BUDGETARY EXPENDITURE	5 107	5 341	4.6	22 718	23 379	2.9

1

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.